Exhibit 3.13

ARTICLES OF MERGER OF D.S.A. AIRLINE HOLDINGS, INC.

INTO

SUN EXPRESS GROUP, INC.

Pursuant to the provisions of Section 607.1105 of the Florida Business Corporation Act (the “Act”), D.S.A. AIRLINE HOLDINGS, INC. adopted the following Articles of Merger.

1.	The Plan and Agreement of Merger dated October 15, 1991 (the “Plan”), between SUN EXPRESS GROUP, INC. and D.S.A. AIRLINE HOLDINGS, INC. was approved and adopted by the shareholders of Sun Express Group, Inc. by unanimous written consent on October 15, 1991and was adopted by the shareholders of D.S.A. Airline Holdings, Inc. by unanimous written consent on October 15, 1991.
2.	The Plan is attached as Exhibit “A” and incorporated by reference as fully set forth herein.
3.	Pursuant to Section 607.1105(1)(b) of the Act, the date and time of the effectiveness of the Merger shall be upon filing of these Articles of Merger with the Secretary of the State of Florida.

IN WITNESS WHEREOF, the Parties have set their hands this 5th day of March, 1992.

SUN EXPRESS GROUP, INC.

By:	/s/ Guy Lindley, President

By:	/s/ Richard Wood, Secretary

D.S.A. AIRLINE HOLDINGS, INC.

By:	/s/ Guy Lindley, President

By:	/s/ Thomas Duckworth, Secretary

EXHIBIT A

PLAN AND AGREEMENT OF MERGER

This plan and agreement of merger (THE “Plan”) between SUN EXPRESS GROUP, INC., (“Sun Ex”) a Florida corporation and D.S.A. AIRLINE HOLDINGS, INC. (“D.S.A”) a Florida corporation is made this 15th day of October, 1991. This merger is being effected pursuant to this Plan in accordance with Section 607.1101, et seq. of the Florida Business Corporation Act.

1.	Surviving Corporation. D.S.A. shall merge with and into Sun Ex, which shall be the surviving corporation (the “surviving corporation”).
2.	Effective Date. The merger referred to above (the “Merger”) shall be effective as of the date and time of filing of the Articles of Merger with the Department of State of the State of Florida (the “Effective Date”). However, the Articles of Merger shall not be filed with the Secretary of State until five (5) days after the Form S-1 Registration Statement under the Securities and Exchange Act of 1933, filed by Sun Ex is effective.
3.	Articles of Incorporation, Bylaws, Directors and Officers. From and after the effective date:
a.	The Articles of Incorporation of Sun Ex, as previously amended and restated, shall constitute the Articles of Incorporation of the Surviving Corporation, until further amended as permitted by law;
b.	The Bylaws of Sun Ex shall constitute the Bylaws of the Surviving Corporation, until amended in accordance with the Articles of Incorporation of the Surviving Corporation, as in effect from time to time, the Bylaws of the Surviving Corporation and the Florida Business Corporation Act; and
c.	The directors and officers of Sun Ex shall continue in their respective offices with the Surviving Corporation until their successors have been elected or appointed and have qualified.
4.	Distribution to Preferred Shareholders of D.S.A. As of the Effective Date, each one (1) issued and outstanding share of Class A Convertible Preferred Stock of D.S.A. shall, without any further action being required by any party, being converted into and exchanged for two (2) shares of common stock of the Surviving Corporation, registered on Form S-1 filed with the Securities and Exchange Commission.
5.	Distribution to Common Shareholders of D.S.A. As of the Effective Date, each ten thousand (10,000) issued and outstanding shares of Common Stock of D.S.A. shall, without any further action being required by any party, be converted into and exchanged for one (1) unregistered common share of the Surviving Corporation.
6.	Sun Ex Shareholders. Each issued and outstanding share of common stock of Sun Ex, as of the Effective Date, shall be and remain as outstanding shares of common stock of the Surviving Corporation.
7.	Satisfaction of Rights of D.S.A. Shareholders. All shares received in exchange for shares of D.S.A. stock, whether preferred or common, shall be fully paid and non assessable.
8.	Fractional Shares. Fractional Shares of Surviving Corporation’s stock will not be issued. Holders of D.S.A. stock who would be entitled to receive fractional shares of Surviving Corporation’s stock on the Effective Date shall receive, in lieu thereof, the fair market value of the amount of fractional shares.
9.	Amendment. Upon mutual agreement of the Board of Directors of Sun Ex and D.S.A., this Plan may be modified in whole or in part.
10.	Termination. At any time prior to the Effective Date, this Plan of Merger may be terminated pursuant to the unilateral action of the Board of Directors of D.S.A. Sun Ex shall not have the right to terminate. Notice of termination must be delivered prior to the Effective Date; and any such right to terminate shall lapse and be of no force or effect as of the Effective Date, notwithstanding favorable action by the shareholders of either Sun Ex or D.S.A.

IN WITNESS WHEREOF, Sun Ex and D.S.A. have respectively caused this Plan of Agreement of Merger to be executed and caused their respective corporate seals to be affixed hereto, as of the day and date first above written.

SUN EXPRESS GROUP, INC.	D.S.A. AIRLINE HOLDINGS, INC.

By:	/s/ Guy Lindley, President	By:	/s/ Guy Lindley, President

	(SEAL)		(SEAL)

Attest:	/s/ Richard Wood, Secretary	Attest:	/s/ Thomas Duckworth, Secretary